Exhibit 15.1

[Letterhead of Deloitte & Touche LLP]

October 2, 2000

The Boeing Company
Seattle, Washington

    We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended March 31, 2000 and 1999, and June 30, 2000 and 1999, as indicated in our reports dated April 27, 2000, and July 21, 2000; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2000, and June 30, 2000, are being incorporated by reference in this Registration Statement.

    We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of  Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP